EXHIBIT 5

                 OPINION OF KEATING, MUETHING & KLEKAMP, P.L.L.


                            FACSIMILE (513) 579-6956


                                October 13, 1998

Direct Dial:  (513) 579-6411

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Ladies and Gentlemen:

     This firm is general counsel to Comair Holdings, Inc. and as such, we are familiar with the Company's Articles of Incorporation, By-laws and corporate proceedings generally. We have reviewed the corporate records as to the establishment of the 1998 Comair Holdings, Inc. Stock Option Plan providing for the issuance of options to purchase shares of Common Stock to employees of the Company and its subsidiaries. Based solely upon such examination, we are of the opinion that:

     1. The Company is a duly organized and validly existing corporation under the laws of Kentucky; and

     2. The Company has taken all necessary and required corporate actions in connection with the proposed issuance of options to purchase 3,500,000 shares of Common Stock pursuant to the above-referenced Plan, and such Common Stock, when issued and delivered, will be validly issued, fully paid and non-assessable shares of Common Stock of the Company free of any claim of pre-emptive rights.

     We hereby consent to be named in the Registration Statement and the Prospectus part thereof as the attorneys who have passed upon legal matters in connection with the issuance of the aforesaid Common Stock and to the filing of this opinion as an exhibit to the Registration Statement.

                                          Yours truly,

                                          KEATING, MUETHING & KLEKAMP, P.L.L.


                                          BY: /s/ Gary P. Kreider
                                             --------------------------------
                                                  Gary P. Kreider